As filed with the Securities and Exchange Commission on November 3, 2008

Registration No. 333-67297

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3031310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4281 Technology Drive

Fremont, California  94538

(Address of principal executive offices) (Zip code)

AXT, Inc. 1993 Stock Option Plan, 1997 Stock Option Plan

And 1998 Employee Stock Purchase Plan

(Full title of the plan)

Philip C.S. Yin
Chairman of the Board
and Chief Executive Officer
AXT, Inc.
4281 Technology Drive

Fremont, California  94538

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (510) 683-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DE-REGISTRATION OF SHARES AND NAME CHANGE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registrant’s Registration Statement on Form S-8,
No. 333-67297, which was originally filed on November 13, 1998 (the “Registration Statement”), is filed to deregister 268,269 shares previously registered but not granted under the AXT, Inc. 1993 Stock Option Plan (the “1993 Plan”).  The 1993 Plan was terminated on March 12, 2003, and all shares remaining available for future grant under the 1993 Plan at that time expired.  Accordingly, no future option grants will be made pursuant to the 1993 Plan.

The Registration Statement also registered shares subject to options granted under the AXT, Inc. 1997 Stock Option Plan (the “1997 Plan”) and shares of common stock reserved for issuance under the AXT, Inc. 1998 Employee Stock Purchase Plan (the “Purchase Plan”).  Effective as of May 22, 2007, the Registrant adopted the AXT, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), which is intended to be a restatement of the 1997 Plan.  This Amendment is also filed to change the name of the AXT, Inc. 1997 Stock Option Plan to the 2007 Equity Incentive Plan.

No shares remain subject to outstanding options previously granted under the Registrant’s 1993 Plan, as all options granted under the 1993 Plan have either been exercised or terminated.  The Purchase Plan was suspended in February 2005 and no further shares will be issued pursuant to the Purchase Plan.  Options to purchase 1,996,860 shares granted under the 1997 Plan, registered under this Registration Statement and a subsequent registration statement No. 333-38858, remain outstanding and have not yet been exercised. Accordingly, the Registration Statement will remain in effect solely to cover the potential exercise of outstanding options granted under the 1997 Plan prior to its restatement as the 2007 Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on October 31, 2008.

AXT, INC.

By:	/S/ PHILIP C.S. YIN
Philip C.S. Yin
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/S/ PHILIP C.S. YIN	Chairman of the Board and	October 31, 2008
Philip C.S. Yin	Chief Executive Officer
(Principal Executive Officer)

/S/ WILSON W. CHEUNG	Chief Financial Officer and	October 31, 2008
Wilson W. Cheung	Corporate Secretary
(Principal Financial and Accounting Officer)

/S/ JESSE CHEN	Director	October 31, 2008
Jesse Chen

/S/ DAVID C. CHANG	Director	October 31, 2008
David C. Chang

/S/ LEONARD J. LEBLANC	Director	October 31, 2008
Leonard J. LeBlanc

/S/ MORRIS S. YOUNG	Director	October 31, 2008
Morris S. Young

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